Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

ImmuCell Corporation

As independent registered public accountants of ImmuCell Corporation, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2010 with respect to the consolidated balance sheets of ImmuCell Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of ImmuCell Corporation.

/s/ Baker Newman & Noyes Limited Liability Company

Portland, Maine

June 23, 2010